Exhibit 99.1

CONSORTIUM LETTER

This CONSORTIUM LETTER, dated as of May 4, 2021 (this “Letter”), is made by and among Mr. Rick Yan (the “Founder”), DCP Services Limited, a company incorporated and existing under the laws of the Cayman Islands (together with its affiliated investment entities, “DCP”), and Ocean Link Partners Limited, a company incorporated and existing under the laws of the Cayman Islands (together with its affiliated investment entities, “Ocean Link”) (the Founder, DCP and Ocean Link, collectively, the “Initial Consortium Members”, and DCP and Ocean Link, collectively, the “Sponsors”). Each of the Initial Consortium Members is also referred to herein as a “Party,” and collectively, the “Parties.” Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in Section 7.1 hereof.

WHEREAS, the Parties propose to respectively use best efforts to develop and undertake a taking-private acquisition transaction (the “Transaction”) with respect to 51job, Inc., a company incorporated under the laws of the Cayman Islands and listed on the NASDAQ Stock Market (the “NASDAQ”) (the “Company”), pursuant to which the Parties or their Affiliates will acquire all of the outstanding Company Shares not already beneficially owned by the Parties or any of their Affiliates, and the Company would be delisted from the NASDAQ and deregistered under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

WHEREAS, on September 17, 2020, DCP submitted a preliminary non-binding proposal letter to the board of directors of the Company (the “Company Board”) in connection with the Transaction, and the Initial Consortium Members wish to, on or about the date hereof, submit an updated preliminary non-binding proposal letter to the Company Board in substantially the form attached as Schedule A hereto (the “Proposal”).

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual agreements and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.	Proposal and Consortium; Participation

1.1          Proposal and Consortium. The Initial Consortium Members shall jointly submit the Proposal to the Company Board on or about the date hereof and shall use their respective good faith efforts to further the implementation of the Transaction as soon as possible but in any event within the Exclusivity Period (as defined in Section 2.1).

1.2          Participation. The Parties agree to act in good faith to pursue the Transaction as a consortium acting together as contemplated by this Letter.

2.	Exclusivity

2.1          Exclusivity Period. During the period beginning on the date hereof and ending on the date which is ninety (90) calendar days after the date of this Letter, which may be extended as jointly agreed by all Initial Consortium Members in writing (the “Exclusivity Period”), each Party agrees that such Party shall (and shall cause his or its Affiliates to):

(a)            work exclusively with the other Parties to implement the Transaction, including to (i) evaluate the Company and its business; (ii) conduct negotiations with the Company; and (iii) prepare, negotiate and finalize the definitive documents in connection with the Transaction; and

(b)            not, and shall not permit his or its Affiliates, directly or indirectly, to (i) propose an Alternative Transaction, or seek, solicit, initiate, induce, facilitate or encourage (including by way of furnishing any non-public information concerning the Company) inquiries or proposals concerning, or participate in any discussions, negotiations, communications or other activities with any person (other than the other Parties) concerning, or enter into or agree to an Alternative Transaction; (ii) provide any information to any third party with a view to the third party or any other person pursuing or considering to pursue an Alternative Transaction; (iii) finance or offer to finance any Alternative Transaction, including by offering any equity or debt finance or contribution of Company Shares or other securities in the Company, or provide a voting agreement in support of any Alternative Transaction; (iv) enter into any written or oral agreement, arrangement or understanding (whether legally binding or not) regarding, or do, anything which is inconsistent with the provisions of this Letter or the Transaction as contemplated by this Letter; or (v) seek, solicit, initiate, encourage, facilitate, induce or enter into any negotiation, discussion, agreement or understanding (whether or not in writing and whether or not legally binding) with any other person regarding the matters described in Section 2.1(b)(i) to Section 2.1(b)(iv).

Notwithstanding the foregoing provisions of this Section 2.1, to the extent the Company (including the Company Board or any committee thereof) specifically requests that the Founder cooperate in respect of a bona fide written Alternative Transaction that was not made, sought, initiated, solicited, encouraged, induced, facilitated or joined by the Founder, and the Founder (solely in his capacity as a member of the Company Board and not in his capacity as a shareholder) determines that he is obligated in such capacity to cooperate with the Company (including the Company Board or any committee thereof) in order to comply with his fiduciary duties under Cayman Islands law, the Founder may provide such cooperation but only to the extent required to comply with such fiduciary duties in such capacity.

3.	Termination

3.1          Termination.

(a)            Subject to Section 3.2(a), this Letter shall terminate with respect to all Parties at any time upon a written agreement among all Parties.

(b)            Subject to Section 3.2(a), this Letter shall terminate automatically and without any further action on the part of any Party upon the expiration (including any extensions thereof pursuant to a written agreement among all Parties) of the Exclusivity Period, or upon any formal rejection of the Transaction by the Company Board or any committee thereof.

3.2          Effect of Termination.

(a)            Upon termination of this Letter pursuant to Section 3.1 (Termination), each of Section 3.2 (Effect of Termination), Section 4.2 (Confidentiality), Section 5.1(b) (Expenses and Fee Sharing) and Article 6 (Miscellaneous) shall continue to bind the Parties.

(b)            Without prejudice to Section 3.2(a) and any liability for failure to comply with the terms of this Letter prior to its termination, which shall survive such termination, the Parties shall not otherwise be liable to each other in relation to this Letter after termination.

4.	Announcements and Confidentiality

4.1          Announcements. No announcements or other statement regarding the subject matter of this Letter shall be issued or made by any Party either to the Company (including the Company Board or any committee thereof) or to the public without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, delayed or conditioned, except to the extent that any such announcements are required by applicable laws, a court of competent jurisdiction, a regulatory body or securities exchange, and then only after the form and terms of such disclosure have been notified to the other Parties and the other Parties have had a reasonable opportunity to comment thereon, in each case to the extent reasonably practicable. Notwithstanding the foregoing, each Party may make any Schedule 13D filings, or amendments thereto, in respect of the Company that such Party reasonably believes is required under applicable laws without the prior written consent of the other Parties; provided that each such Party shall coordinate with the other Parties in good faith regarding the content and timing of such filings or amendments in connection with the Transaction.

4.2          Confidentiality. Except as permitted under this Section 4.2 or Section 4.3, each Party (the “Recipient”) shall not, and shall direct his or its Affiliates, Prospective Limited Partners (with respect to the Sponsors) and Representatives and such Affiliates’ or Prospective Limited Partners’ Representatives (collectively, the “Permitted Recipients”) not to, without the prior written consent of any Party that discloses Confidential Information (the “Discloser”), disclose any Confidential Information obtained from the Discloser to any other person. A Recipient may disclose any Confidential Information to any of his or its Permitted Recipients that is engaged in pursuing or evaluating the Transaction and whose knowledge of such information is reasonably necessary for such purpose and who (prior to such disclosure) agrees with such Recipient to maintain the confidentiality of such Confidential Information as set out herein or is otherwise bound by applicable laws or rules of professional conduct to keep such information confidential; provided that, subject to Section 4.3, no Recipient may disclose any Confidential Information to any actual or potential equity financing source (other than any Affiliate, limited partner or Prospective Limited Partner (as applicable) of such Recipient or such Recipient’s Affiliate) without the prior written consent of the other Parties. Each Party shall not, and shall direct his or its Permitted Recipients to whom Confidential Information is disclosed not to, use any Confidential Information for any purpose other than exclusively for the purposes of this Letter or the Transaction.

4.3          Permitted Disclosures. A Party may disclose Confidential Information: (a) if required by applicable laws or the rules and regulations of any securities exchange or Governmental Authority of competent jurisdiction over a Party, but only after the form and terms of such disclosure have been notified to the other Parties and the other Parties have had a reasonable opportunity to comment thereon, in each case to the extent legally permissible and reasonably practicable; (b) if such Confidential Information is publicly available other than through a breach of this Letter by such Party or its Permitted Recipients; or (c) to a Permitted Recipient as contemplated by Section 4.2.

5.	Transaction Costs

5.1          Expenses and Fee Sharing.

(a)            Upon consummation of the Transaction, the Company shall reimburse the Parties for, or pay on behalf of the Parties, as the case may be, all of their out-of-pocket costs and expenses incurred in connection with the Transaction (collectively, the “Consortium Transaction Expenses”), including, for the avoidance of doubt, the reasonable fees, expenses and disbursements of (i) the advisors retained by the Parties in connection with the Transaction (each as named in Schedule B or as otherwise agreed in writing by the Parties) (including those costs and expenses incurred in connection with any due diligence investigation conducted by the Sponsors with respect to the Company, but excluding fees, expenses and disbursements of any separate advisors retained by a Party unless such fees, expenses and disbursements are agreed to in writing in advance by the Parties); and (ii) the financial institutions which may be arranged by the Parties to provide debt financing to support the Transaction or otherwise in connection with such debt financing.

(b)            If (i) an agreement and plan of merger involving the Company for purposes of effecting the Transaction (the “Merger Agreement”) is not entered into prior to the termination of this Letter in accordance with the terms hereof and (ii) Section 5.1(c) does not apply, the Sponsors shall share (allocated among the Sponsors in proportion to the number of equity securities in the Company each would have held (directly or indirectly) if the closing pursuant to the Merger Agreement had occurred) the Consortium Transaction Expenses incurred in connection with the Transaction except any legal fees payable to the Founder’s legal counsel, which shall be borne by the Founder.

(c)            If the failure to enter into the Merger Agreement as described in Section 5.1(b) results primarily from the unilateral breach of this Letter by one Party (or his or its Affiliates), then the breaching Party shall be responsible to pay the full amount of the Consortium Transaction Expenses and reimburse each non-breaching Party for all of its out-of-pocket costs and expenses incurred in connection with the Transaction, without prejudice to any claims, rights and remedies otherwise available to such non-breaching Party.

6.	Miscellaneous

6.1          Entire Agreement. This Letter constitutes the entire agreement among the Parties and supersedes any previous oral or written agreements or arrangements among them or between any of them relating to the subject matter of the foregoing.

6.2          Counterparts. This Letter may be executed in counterparts and all counterparts taken together shall constitute one document.

6.3          Governing Law. This Letter shall be governed by, and construed in accordance with, the laws of Hong Kong without regard to the conflicts of law principles thereof.

6.4          Dispute Resolution. Any disputes, actions and proceedings against any Party arising out of or in any way relating to this Letter shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 6.4.

7.	Definitions and Interpretations

7.1	Definitions. In this Letter, unless the context requires otherwise:

“ADSs” means the Company’s American Depository Shares, each representing one common share, par value US$0.0001 per share, of the Company.

“Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 under the Exchange Act; including, for the avoidance of doubt, any affiliated investment funds of a Party or any investment vehicles of such Party or such funds; provided, however, that with respect only to Parties that are a private equity, sovereign or other funds in the business of making investments in portfolio companies managed independently, including without limitation DCP and Ocean Link, no portfolio company of any such Party or its Affiliate (including portfolio company of any affiliated investment fund or investment vehicle of such Party or such funds) shall be deemed to be an Affiliate of such Party.

“Alternative Transaction” means any inquiry, proposal or offer from any person (other than the Consortium) relating to (i) any direct or indirect acquisition or purchase of any capital stock or other equity interest representing a controlling interest in the Company, or a merger, consolidation or other business combination transaction involving a change of control of the Company or any of its material subsidiaries, material variable interest entities or subsidiaries thereto or (ii) a transfer, sale or lease of all or substantially all of the assets of the Company or any of its material subsidiaries, material variable interest entities or subsidiaries thereto that are used or have been used in the conduct of their respective businesses.

“Company Shares” means, collectively, the common shares, par value US$0.0001 per share, issued by the Company, including such shares represented by the ADSs.

“Confidential Information” includes (a) all written, oral or other information obtained in confidence by a Party from any other Party in connection with this Letter, the Proposal or the Transaction, unless such information (w) is already or becomes known to the receiving Party prior to the disclosure thereof by the disclosing Party, (x) is provided to the receiving Party by a third party which is not known by such receiving Party to be bound by a duty of confidentiality to the disclosing Party, (y) is or becomes publicly available other than through a breach of this Letter by such receiving Party, or (z) is developed independently by or for the receiving Party without using any Confidential Information, and (b) the existence or terms of, and any negotiations or discussions relating to, this Letter, the Proposal and any definitive documentation in respect of the Transaction.

“Consortium” means the consortium formed by the Parties to undertake the Transaction.

“Governmental Authority” means any nation or government, any agency, self-regulatory body, public, regulatory or taxing authority, instrumentality, department, commission, court, arbitrator, ministry, tribunal or board of any nation or government or political subdivision thereof, in each case, whether foreign or domestic and whether national, supranational, federal, provincial, state, regional, local or municipal.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Prospective Limited Partner” means, with respect only to any Party that is a private equity, sovereign or other fund in the business of making investments in portfolio companies managed independently, including without limitation DCP and Ocean Link, any potential investor who is being approached by such Party to become a limited partner of such Party.

“Representative” of a person means that person’s officers, directors, employees, accountants, counsel, financial advisors, consultants, other advisors, general partners and limited partners.

[Signatures begin on next page]

IN WITNESS WHEREOF, the Parties have caused this Letter to be executed and delivered as of the date first written above.

Rick Yan

/s/ Rick Yan

Notice details:

Address:	Building 3, No. 1387 Zhang Dong Road, Shanghai 201203, People’s Republic of China
Facsimile:	+86 21 6879 6233

[Signature Page to Consortium Letter]

IN WITNESS WHEREOF, the Parties have caused this Letter to be executed and delivered as of the date first written above.

DCP Services Limited

By:	/s/ Julian Wolhardt
	Name:	Julian Wolhardt
	Title:	Director

Notice details:

	Address:	21/F, York House, The Landmark, 15 Queen’s Road Central, Hong Kong
	Attention:	Julian Wolhardt
	Facsimile:	+852 2878 9002
	E-mail:	jjw@dcpcapital.com

[Signature Page to Consortium Letter]

IN WITNESS WHEREOF, the Parties have caused this Letter to be executed and delivered as of the date first written above.

Ocean Link Partners Limited

By:	/s/ Tony Tianyi Jiang
	Name:	Tony Tianyi Jiang
	Title:	Partner

Notice details:

	Address:	Room 1220, Unit 02A, 12/F International Commerce Centre 1 Austin Road, West Kowloon Hong Kong

	Attention:	Tony Tianyi Jiang
	Facsimile:	+852 3421 0430
	E-mail:	tony.jiang@oceanlp.com

[Signature Page to Consortium Letter]